Exhibit 10.3
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT dated as of June 30, 2005, by and between ASSET CAPITAL CORPORATION, INC., a Maryland corporation with its principal place of business at 7315 Wisconsin Avenue, Suite 205 East, Bethesda, Maryland 20814 (the “Company”) and Peter C. Minshall, residing at the address set forth on the signature page hereof (the “Executive”).
     WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such offer, on the terms set forth below:
     Accordingly, the parties hereto agree as follows:
     1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the date hereof and continuing for a three-year period following such date, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such term to renew automatically for successive one-year periods following the initial term in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to three months before the expiration of the initial term and each successive annual renewal term, as applicable (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).
     2. Duties. During the Term, the Executive shall be employed by the Company as Chief Executive Officer of the Company, and, as such, the Executive shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the board of directors of the Company (the “Board”). The Executive shall devote substantially all of his business time and effort during regular business hours (excluding Saturdays, Sundays and major holidays) to the performance of his duties hereunder. Subject to the foregoing, the Company hereby acknowledges that the Executive may engage in the activities described on Exhibit A hereto.
     3. Compensation.
     3.1 Salary. The Company shall pay the Executive during the Term a salary at a minimum rate of $325,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. The Board periodically shall review the Executive’s Annual Salary and may provide for such increases therein as it may in its discretion deem appropriate. Any such increased salary shall constitute the “Annual Salary” as of the time of the increase. Notwithstanding the foregoing, to the extent any deferral by the Executive of his Annual Bonus (as defined below) for the partial 2005 fiscal year pursuant to Section 3.2 below is insufficient to ensure that the Company operates with an operating budget for the Company to be approved by the Board for the remainder of the 2005 calendar year (the “2005 Operating Budget”), the Executive agrees to defer receipt of a portion of his Annual Salary during the remainder of the 2005 calendar year to the extent the Compensation Committee of the Board deems it necessary in order to ensure that the Company operates within the 2005 Operating Budget.
     3.2 Bonus. During the Term, in addition to the Annual Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus (the “Annual Bonus”) in an amount up to 100% of the Annual Salary, with the actual amount and terms of such Annual Bonus to be determined by the Compensation Committee of the Board. The Annual Bonus payable with respect to a fiscal year of the Company shall be paid no later than the fifteenth day of the third month after the end of the fiscal year. Any Annual Bonus payable for a partial fiscal year (whether because the commencement date of the Term was on a date other than January 1 or the Date of Termination is on a date other than December 31) shall be pro rated by multiplying the Annual Bonus amount by a fraction the numerator of which is the number of days during the partial fiscal year that the Executive is or was employed by the Company under this Agreement and the denominator of which is 365. The forgoing shall not limit the Executive’s eligibility to receive any other bonus under any other bonus plan, stock option or equity–based plan, or other policy or program that is adopted by the Compensation Committee of the Board or by the Board itself. Notwithstanding the foregoing, the Executive agrees to defer receipt of a portion or all of the Annual Bonus for the 2005 calendar year to the extent the Compensation Committee of the Board deems it necessary in order to ensure that the Company operates within the 2005 Operating Budget.
     3.3 Equity Based Awards.
          (a) Equity Incentive Plan. The Company has established the 2005 Equity Incentive Plan (“Equity Incentive Plan”). Subject to the terms and conditions of the Equity Incentive Plan, the Executive shall be eligible to participate in the Equity Incentive Plan, and shall be eligible to receive annual stock option and/or restricted stock awards under the Equity Incentive Plan. The Compensation Committee shall approve any such awards made to the Executive pursuant to the Equity Incentive Plan.
          (b) Founders Shares. Upon formation of the Company, the Executive purchased 86,667 shares of the Company’s common stock (the “Founders Shares”) for a purchase price of $0.001 per share. The Founders Shares shall be subject to forfeiture restrictions that will terminate with respect to 8.33% of the awarded shares at the end of each quarterly period commencing with the first full fiscal quarter after the date of grant; provided, however, that all forfeiture restrictions on outstanding Founders Shares will lapse automatically upon (i) a Change in Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), (iii) a termination by the Executive for Good Reason (as defined herein), (iv) the Executive’s death, (v) the Disability (as defined below) of the Executive, or (vi) the Company’s failure to renew this Agreement, and that the Executive will forfeit all Founders Shares with respect to which the forfeiture restrictions have not terminated if he is terminated for Cause or he terminates for other than Good Reason. The Founders Shares will have voting and dividend rights. Notwithstanding anything to the contrary contained herein, the Executive agrees that the Company shall redeem 31,912 of the Executive’s Founders Shares (the “Redemption Shares”) at a redemption price of $0.001 per share within 40 days after the date of this Agreement; provided, however, that the number of Redemption Shares actually redeemed by the Company shall be reduced by a number equal to 1% of the number of shares of common stock issued by the Company pursuant to any exercise by Friedman, Billings, Ramsey & Co., Inc. (“FBR”) of its additional allotment option under that certain Purchase/Placement Agreement dated June 23, 2005, among the Company, Asset Capital Partners, L.P. and FBR.
     3.4 Benefits-In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits that may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

     3.5 Disability Insurance. The Company will maintain, at its cost, a renewable long-term Disability plan that, subject to the terms of such plan and any applicable plans, policies or programs, provides for the annual payment of not less than 60% of the Executive’s Annual Salary for so long as any long-term Disability of the Executive continues. In addition, the Company shall reimburse the Executive the amount of the premiums payable by the Executive with respect to a personal supplemental long-term disability insurance policy providing for benefits equal to at least 40% of the Executive’s Annual Salary for so long as any long-term Disability of the Executive continues.
     3.6 Directors and Officers Insurance. During the Term and for a period of 24 months thereafter, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the Company on a basis no less favorable to him than the coverage provided to current officers and directors.
     3.7 Life Insurance. The Company will purchase a term life insurance policy for the benefit of the Executive or the Executive’s designated beneficiaries with a death benefit of $3.0 million. The Executive shall be entitled to reimbursement of any income tax that the Executive incurs with respect to the Company’s payment of premiums.
     3.8 Vacation. The Executive shall be entitled to vacation of no less than 20 business days per year, to be credited in accordance with ordinary Company policies.
     3.9 Expenses-In General. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements. The Company shall reimburse reasonable fees and expenses incurred by the

Executive for participation in professional and trade associations and reasonable expenses incurred in connection with business development and client entertainment activities.
     3.10 Automobile. The Company shall provide the Executive with an automobile allowance of $833.00 per month.
     4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of the Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary and other benefits actually earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); (ii) without duplication of any amounts due under clause (i), the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall receive an amount equal to the Annual Bonus that, in the absence of such termination, would have been payable for the fiscal year in which termination occurs, payable at such time as would have applied in the absence of such termination, with such amount to be multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year preceding the termination and (y)

the denominator of which is 365; (iii) all outstanding unvested equity-based awards (including, without limitation, stock options and restricted stock) held by the Executive shall fully vest and become immediately exercisable, as applicable, and subject to the terms of such awards; and (iv) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms). Upon any termination for Disability under this Section 4, the Executive shall promptly resign from all positions he then holds with the Company and any of its subsidiaries, including but not limited to any membership on the Board or on the board of directors of any subsidiary of the Company.
     5. Certain Terminations of Employment; Certain Benefits.
     5.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.
          (a) For purposes of this Agreement, “Cause” shall mean the Executive’s:
(i)	commission of, and indictment for or formal admission to, a felony, a crime of moral turpitude, dishonesty, breach of trust, fraud, misappropriation, embezzlement or unethical business conduct, or any crime involving the Company;

(ii)	continued willful misconduct, willful or gross neglect in the performance of his duties hereunder, and then only after appropriate written notice of such misconduct and an appropriate period, as determined by the Board, to remedy such misconduct or neglect;

(iii)	continued failure to materially adhere to the clear directions of the Board, to adhere to the Company’s policies and practices or to devote substantially all of his business time and efforts to the Company and its subsidiaries in accordance with and subject to the provisions of Section 2 hereof and failure to cure such failure within 30 days following written notice from the Company specifying such failure;

(iv)	continued failure to substantially perform his duties properly assigned to the Executive by the Board of Directors of the Company in writing (other than any such failure resulting from his Disability) and failure to cure such failure to perform within 30 days following written notice from the Company specifying such failure;

(v)	material breach of any of the provisions of Section 6 and failure to cure such breach within 15 days following written notice from the Company specifying such breach; or

(vi)	material and willful breach of the terms and provisions of this Agreement and failure to cure such breach within 15 days following written notice from the Company specifying such breach;
provided that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time not more than 30 days following the occurrence of any of the events described in clause (ii) through (vi) above (or, if later, the Company’s knowledge thereof). No termination for Cause under clause (i) through (vi) shall be effective unless the Board makes a determination that Cause exists after notice to the Executive, and the Executive has been provided with an opportunity (with counsel of his choice at his own expense) to contest the determination at a meeting of the Board.
          (b) The Company may terminate this Agreement and the Executive’s employment hereunder for Cause, and the Executive may terminate his employment on at least 30 days’ written notice given to the Company. If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not for Good Reason in accordance with Section 5.2, (i) the Executive shall receive Annual Salary and other benefits (including any Annual Bonus for a fiscal year completed before termination and awarded but not yet paid, or in the event of a partial fiscal year, a pro rata portion of the Annual

Bonus earned through the date of such termination, which is to be calculated based on the Annual Bonus paid for the prior fiscal year with such Annual Bonus amount to be multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year preceding the termination and (y) the denominator of which is 365) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and (ii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment. Upon any termination under this Section 5.1, the Executive shall promptly resign from all positions he then holds with the Company and any of its subsidiaries, including but not limited to any membership on the Board or on the board of directors of any subsidiary of the Company.
     5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.
          (a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,
(i)	the material reduction of the Executive’s title, authority, duties and responsibilities or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company;

(ii)	a reduction in Annual Salary of the Executive;

(iii)	the relocation of the Executive’s office to more than 50 miles from Bethesda, Maryland; or

(iv)	the Company’s breach of any material provision of this Agreement.
Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 15 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder. In the event of any notice of non-renewal of this Agreement by the Company, as described in Section 1, then (i) the Executive shall receive Annual Salary and other benefits (including any Annual Bonus for a fiscal year completed before termination) earned and accrued under this Agreement prior to the non-renewal of this Agreement (and reimbursement under this Agreement for expenses incurred prior to the termination of employment), (ii) the Executive shall receive a single-sum cash payment equal to the sum of (x) the Executive’s Annual Salary as in effect immediately before such non-renewal, and (y) the Executive’s maximum Annual Bonus payable in accordance with Section 3.2 for the fiscal year in which such non-renewal occurs, payable upon the expiration of the Term; provided, however, that if the Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code), such amount shall be payable upon the date that is six months after the Executive’s termination of employment, and (iii) all outstanding unvested equity-based awards (including without limitation stock options and restricted stock) held by the Executive shall fully vest and shall become immediately exercisable, as applicable, and subject to the terms of such awards.
          (b) The Company may terminate the Executive’s employment and the Executive may terminate the Executive’s employment with the Company at any time for any reason or no reason. If the Company terminates the Executive’s employment and the termination is not covered by Section 4 or 5.1, or the Executive terminates his employment for Good Reason:

(i)	the Executive shall receive Annual Salary and other benefits (including any Annual Bonus for a fiscal year completed before termination) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment);

(ii)	the Executive shall receive a single-sum cash payment equal to 2.99 times the sum of (x) the Executive’s Annual Salary as in effect immediately before such termination, and (y) the average Annual Bonus paid to the Executive in accordance with Section 3.2 for the two fiscal years preceding termination; provided that, if the Executive has been employed for less than two years, the Annual Bonus amount for the purposes of this clause (y) will be the Annual Bonus paid for the prior fiscal year and, if the Executive has been employed less than one year, the Annual Bonus amount for purposes of this clause (y) will be 100% of the Executive’s Annual Salary as then in effect, payable no later than ten days after such termination or, if the Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code), the date that is six months after such termination;

(iii)	for a period of one year after termination of employment, such continuing coverage under the group health plans the Executive would have received under this Agreement as would have applied in the absence of such termination, provided that the Company shall in no event be required to provide any benefits otherwise required by this clause after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services; and

(iv)	all outstanding unvested equity-based awards (including without limitation stock options and restricted stock) held by the Executive shall fully vest and shall become immediately exercisable, as applicable, and subject to the terms of such awards.
          (c) Upon any termination under this Section 5.2, the Executive shall resign from all positions he then holds with the Company and any of its subsidiaries, including but not limited to any membership on the Board or on the board of directors of any subsidiary of the Company.
     5.3 Change of Control. Without duplication of the foregoing, upon a “Change of Control” (as defined below) while the Executive is employed, all outstanding unvested equity-

based awards (including stock options and restricted stock) shall fully vest and shall become immediately exercisable, as applicable, and subject to the terms of such awards. In addition, if, after a Change of Control, the Executive terminates his employment with the Company within the six-month anniversary of the Change of Control, such termination shall be deemed a termination by the Executive for Good Reason covered by Section 5.2 (other than for purposes of Section 6.1(a)) and further provided that the amount payable under Section 5.2(b)(ii) shall be payable no later than ten days after such termination (rather than the date prescribed in Section 5.2(b)(ii)), if the “Change in Control” satisfies the requirements of a change in control under Section 409A of the Code. For purposes of this Agreement, “Change in Control” shall mean the happening of any of the following:
(i)	any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any employee benefit plan of the Company or any such entity, and Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Executive is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Common Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); provided, however, that, in no event shall a Change in Control be deemed to have occurred upon an initial public offering or a subsequent public offering of the Common Stock under the Securities Act of 1933, as amended; or

(ii)	any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii)	there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company (or, if such approval is not required by applicable law and is not solicited by the Company, the commencement of actions constituting such a plan or the closing of such an agreement); or

(iv)	the members of the Board at the beginning of any consecutive 12-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such
12-calendar-month period, shall be deemed to be an Incumbent Director.
          (b) Upon any termination under this Section 5.3, the Executive shall resign from all positions he then holds with the Company and any of its subsidiaries, including but not limited to any membership on the Board or on the board of directors of any subsidiary of the Company.
     5.4 Parachutes. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 5.4 as if no excise taxes had been imposed with respect to Parachute Payments). “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 5.4 shall be as determined by the Company’s accountants.
     6. Covenants of the Executive.
     6.1 Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is the ownership and leasing of commercial office properties in the greater metropolitan Washington, D.C. marketplace and its surrounding areas, ranging generally from Baltimore, Maryland through Richmond and Norfolk, Virginia, as well as the origination of, acquisition of and investment in structured real estate finance investments (such business, and such other principal businesses in which the Company may engage during the employ of the Executive, in the locations described, and such other locations in which the Company may conduct business during the employ of the Executive, as herein being referred to as the “Business”; provided, however, that, for purposes of this Agreement, the definition of “Business” shall not include the activities described on Exhibit A hereto); (ii) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the

Company; (iii) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (iv) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:
          (a) By and in consideration of the salary and benefits to be provided by the Company hereunder, and subject to Executive receiving all monies due to him as set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period of the Executive’s employment with the Company and, in the event of a termination of the Executive’s employment hereunder by the Company for Cause or a termination of the Executive’s employment hereunder by the Executive without Good Reason, for a period ending one year following the date upon which such termination becomes effective, he shall not in the United States, directly or indirectly, except with the prior approval of the Board, (i) engage in the Business (other than for the Company or its affiliates), or (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) whose principal business is to engage in the Business or who has taken substantial measures, or made material investments, evidencing an intention to engage in the Business other than incidentally as is necessary to engage in its principal business, or (iii) become interested in any person, corporation, partnership or other entity (other than the Company or its affiliates) principally engaged in the Business, as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, (1) the Executive may continue his investments in ownership and management interests in a commercial office building located at 717 14th Street, NW, Washington, D.C., ownership and management interests in a commercial office building located at 740 Boush Street, Norfolk, Virginia, ownership interests in Octagon Partners investments and ownership interests in Bee Ridge Plaza LLC, which owns the Bee Ridge Plaza shopping center located in Sarasota, Florida and (2) the Executive may invest in up to 5% of the securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, and (B) the Executive is not a controlling person of, or a member of a group which controls, such entity. Notwithstanding the foregoing, the restrictions in this Section 6(a) shall not apply upon and after a termination covered by Section 5.2. In addition, the restrictions of this Section 6(a) shall not apply to (i) his investments in ownership and management interests in a commercial office building located at 717 14th Street, NW, Washington, D.C., ownership and management interests in a commercial office building located at 740 Boush Street, Norfolk, Virginia, ownership interests in Octagon Partners investments and ownership interests in Bee Ridge Plaza LLC, which owns the Bee Ridge Plaza shopping center located in Sarasota, Florida and (ii) any other existing investments or other activities of the Executive which, if applicable, are set forth on Exhibit A hereto.
          (b) During and after the period of the Executive’s employment with the Company and its affiliates, the Executive shall keep secret and retain in strictest confidence, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of the

Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.
          (c) During the period commencing on the date hereof and ending one year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates, (i) the Executive shall not, without the Company’s prior written consent, directly or indirectly, knowingly (A) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof or (B) hire (on behalf of the Executive or any other person or entity) any employee who has left the employment of the Company or any of its affiliates within the one-year period which follows the termination of such employee’s employment with the Company and its affiliates, and (ii) the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates.
     6.2 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity

(including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.
     7. Other Provisions.
     7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
     7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
     7.3 Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in the greater Washington, D.C. metropolitan area in accordance with Maryland law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.
     7.4 Legal Fees. The Company shall pay directly or reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in connection with the review, negotiation and execution of this Agreement.
     7.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:
(i)	If to the Company, to:

7315 Wisconsin Avenue
Suite 205 East
Bethesda, MD 20814
Attention: Barry E. Johnson

with a copy to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Attention: Daniel M. LeBey

(ii)	If to the Executive, to the address set forth on the signature page hereof.
Any such person may by notice given in accordance with this Section 7.5 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
     7.6 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
     7.7 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
     7.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND.
     7.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred, subject to Section 5.3, pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.
     7.10 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.
     7.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
     7.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
     7.13 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 5 and 6 and any other provisions of this Agreement expressly imposing obligations that survive termination of Executive’s employment hereunder, and the other provisions of this Section 7 to the extent necessary to effectuate the survival of such provisions, shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.
     7.14 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

     7.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

ASSET CAPITAL CORPORATION, INC.

By:	/s/ Blair D. Fernau

	Name:	Blair D. Fernau
	Title:	Vice Chairman and Chief Investment
Officer

/s/ Peter C. Minshall

Peter C. Minshall

7315 Wisconsin Avenue
Suite 205 East
Bethesda, MD 20814

Exhibit A
List of Excluded Investments
          Investments or activities involved with the following:
1)	Ownership and management interest in the office property located at 717 14th Street, NW, Washington, D.C.;

2)	Ownership and management interest in the office property located 740 Boush Street, Norfolk, Virginia;

3)	Ownership interest in Octagon Partners investments;

4)	Ownership interest in Bee Ridge Plaza LLC, which owns the Bee Ridge Plaza shopping center located in Sarasota, Florida;

5)	Existing or future investments opportunities with the Zitelman Group or their affiliates.